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Exhibit 99.(a)(2)

November 30, 2005

Name:
Address:
City, State and Zip:

YOUNG BROADCASTING INC.
OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

PERSONAL ELECTION FORM

        This Election Form ("Election Form") relates to the offer (the "Offer") by Young Broadcasting Inc. ("Young Broadcasting") described in the Offering Statement (the "Offering Statement"), dated November 30, 2005, distributed or otherwise made available to eligible employees of Young Broadcasting. To participate in the Offer, you must tender all of your outstanding and unexercised stock options granted under Young Broadcasting's 2004 Equity Incentive Plan (formerly the 1995 Stock Option Plan), whether vested or unvested, in exchange for restricted shares of Class A common stock of Young Broadcasting. You must do this by properly completing, signing, dating and delivering to Wachovia Bank, N.A., the custodian under the 2004 Equity Incentive Plan, this Personal Election Form pursuant to the "Instructions To Participate In Offer" accompanying this Personal Election Form, by no later than the expiration of the Offer. The Offer will expire at 5:30 p.m., Eastern Time, on December 30, 2005, unless extended. If Young Broadcasting extends the Offer, it will continue to accept properly completed, signed, dated, and delivered Personal Election Forms until the extended deadline. You will be unable to withdraw your election after the expiration of the Offer.

        If Young Broadcasting receives an incomplete or incorrectly completed Personal Election Form, you will be considered to have rejected the Offer.

        If Young Broadcasting receives one or more Personal Election Form(s) and one or more Withdrawal Form(s) signed by you, it will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last.

        The following table lists your outstanding and unexercised options that, as of November 29, 2005, are eligible for exchange pursuant to the Offer. By signing the below "Acknowledgement and Signature" section of this Personal Election Form, you are electing to tender all of your outstanding and unexercised stock options for restricted shares. You must sign below to properly tender all of your outstanding and unexercised options. If you tender all of your options, you will be entitled to receive, subject to the terms of the offer, an aggregate of    restricted shares

Grant Date	Number of Shares Underlying Options Granted on Grant Date	Exercise Price	Number of Shares Underlying Options Outstanding and Unexercised	Number of Restricted Shares You Will Receive Upon Expiration of the Offer

        Questions may be directed to Wachovia Bank, N.A., at (877) 828-0483.

Delivery of Completed Form

        Once you have filled out all of the below information and signed the form please return it by fax, mail, or hand delivery to:

FAX:	215-670-6564
Attn: Young Broadcasting Exchange Offer
Mail or Delivery service:
Wachovia Bank, N.A 123 S. Broad St, PA 1328 Philadelphia, PA 19109-1199 Attn: Young Broadcasting Exchange Offer

Election and Signature

        Reference is made to the Offering Statement and the other documents included with or accompanying the Offering Statement, as they may be amended (collectively, the "Offer Documents"). By properly completing, signing, dating, and delivering this Personal Election Form, I voluntarily agree to accept and be bound by the terms and conditions of the Offer and tender the options indicated in the table above pursuant to those terms. I agree to accept as binding, conclusive and final all decisions or interpretations of Young Broadcasting with respect to the Offer and the Offer Documents.

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YOUNG BROADCASTING INC. OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK PERSONAL ELECTION FORM